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                                                                       EXHIBIT 4

                          NINTH SUPPLEMENTAL INDENTURE

                            DATED AS OF JUNE 10, 2003

                                     BETWEEN

                          THE WILLIAMS COMPANIES, INC.,

                                    AS ISSUER

                                       AND

                              JPMORGAN CHASE BANK,

                                   AS TRUSTEE

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
                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.  Definition of Terms.............................................................             1
Section 1.02.  Rules of Construction...........................................................            25

                                    ARTICLE 2
                               THE SERIES OF NOTES

Section 2.01.  Title of the Securities.........................................................            25
Section 2.02.  Form And Dating.................................................................            25
Section 2.03.  Aggregate Principal Amount......................................................            26
Section 2.04.  Principal Payment Date..........................................................            26
Section 2.05.  Interest And Interest Dates.....................................................            26
Section 2.06.  Optional Redemption.............................................................            26
Section 2.07.  Redemption with Proceeds of Public Equity Offering..............................            27
Section 2.08.  Change Of Control Offer.........................................................            27
Section 2.09.  Defeasance......................................................................            30

                                    ARTICLE 3
                                    COVENANTS

Section 3.01.  Applicability Of Covenants......................................................            30
Section 3.02.  Commission Reports; Financial Statements........................................            30
Section 3.03.  Limitation On Restricted Payments...............................................            31
Section 3.04.  Limitation On Incurrence Of Indebtedness And Issuance Of
        Preferred Stock........................................................................            35
Section 3.05.  Limitation On Liens.............................................................            37
Section 3.06.  Limitation On Dividend And Other Payment Restrictions
        Affecting Subsidiaries.................................................................            38
Section 3.07.  Repurchase Of Notes Upon A Change Of Control....................................            39
Section 3.08.  Limit On Asset Sales............................................................            40
Section 3.09.  Limitation On Transactions With Affiliates......................................            44
Section 3.10.  Designation Of Restricted And Unrestricted Subsidiaries.........................            46
Section 3.11.  Limitation On Sale And Leaseback Transactions...................................            46
Section 3.12.  Business Activities.............................................................            46
Section 3.13.  Payments For Consent............................................................            46
Section 3.14.  Limitation On Mergers, Consolidations And Sales Of Assets.......................            47
Section 3.15.  Covenant Termination............................................................            48

                                    ARTICLE 4
                                EVENTS OF DEFAULT

Section 4.01.  Applicability Of Events Of Default..............................................            48
Section 4.02.  Events Of Default Defined.......................................................            48
Section 4.03.  Acceleration....................................................................            51
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
Section 4.04.  Waiver Of Existing Defaults.....................................................            52
Section 4.05.  Conflict with Base Indenture....................................................            52

                                    ARTICLE 5
                               EXECUTION OF NOTES

Section 5.01.  Execution of Notes..............................................................            52

                                    ARTICLE 6
                            MISCELLANEOUS PROVISIONS

Section 6.01.  Ratification....................................................................            53
Section 6.02.  Counterparts....................................................................            53
Section 6.03.  Governing Law...................................................................            53
Section 6.04.  No Recitals, etc................................................................            53
Section 6.05.  Paying Agent....................................................................            53
Section 6.06.  Liability Of Incorporators, Stockholders, etc...................................            53

Exhibit A.  Form of Note.......................................................................           A-1

                                       ii

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         NINTH SUPPLEMENTAL INDENTURE, dated as of June 10, 2003 (the "NINTH
SUPPLEMENTAL INDENTURE"), between The Williams Companies, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "COMPANY"), and JPMorgan Chase Bank, a New York banking corporation (as successor trustee to Bank One Trust Company, National Association (successor in interest to the First National Bank of Chicago)), as trustee (the "TRUSTEE").

         WHEREAS, the Company executed and delivered the Indenture dated as of November 10, 1997 (the "BASE INDENTURE") to the Trustee to provide for the issuance from time to time of the Company's senior, unsecured debentures, notes, or other evidences of indebtedness (the "SECURITIES"), to be issued in one or more series as might be determined by the Company under the Base Indenture; and

         WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 85/8% Senior Notes due 2010 (the "NOTES"), the form and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Ninth Supplemental Indenture (together, the "INDENTURE"); and

         WHEREAS, the Company has requested that the Trustee execute and deliver this Ninth Supplemental Indenture and all requirements necessary to make this Ninth Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed, authenticated and delivered by the Company, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Ninth Supplemental Indenture has been duly authorized in all respects.

         NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form and terms of the Notes, the Company covenants and agrees with the Trustee as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Section 1.01 Definition of Terms. Unless the context otherwise requires:

                  (a) except as provided in Section 1.01(c), a term defined in the Base Indenture has the same meaning when used in this Ninth Supplemental Indenture;

                  (b) a term defined anywhere in this Ninth Supplemental Indenture has the same meaning throughout;

                  (c) a term defined anywhere in this Ninth Supplemental Indenture that has a meaning inconsistent with the meaning given such term in the Base Indenture shall have the meaning given such term in this Ninth Supplemental Indenture;

                  (d)      the singular includes the plural and vice versa;

                  (e) headings are for convenience of reference only and do not affect interpretation; and

                  (f) the following terms have the meanings given to them in this :

         "ACQUIRED DEBT" means, with respect to any specified Person:

                  (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

                  (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "CONTROL," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH" have correlative meanings.

         "ASSET SALE" means:

                  (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 3.07 or Section 3.14 hereof and not by the provisions of Section 3.08; and

                  (2) the issuance of Equity Interests in any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

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

         Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

                  (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million;

                  (2) a transfer of assets between or among the Company and its Restricted Subsidiaries,

                  (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

                  (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

                  (5)      the sale or other disposition of cash or Cash
         Equivalents;

                  (6) dispositions of accounts receivable and related assets to a Securitization Subsidiary in connection with a Permitted Receivables Financing;

                  (7)      Sale and Leaseback Transactions;

                  (8) a Restricted Payment or Permitted Investment that is permitted by Section 3.03 hereof;

                  (9) dispositions in the ordinary course of business on arm's-length terms consummated pursuant to Oil and Gas Agreements; and

                  (10) (i) dispositions of property acquired after the date hereof required in connection with operating contracts, joint venture agreements and lease arrangements entered into after the date hereof in the ordinary course of business and on arm's-length terms (which disposition is with the other party to such agreement), the aggregate value of which shall not exceed $25,000,000 per fiscal year and (ii) dispositions required in connection with operating contracts, joint venture agreements and lease agreements existing on the date hereof.

         "ATTRIBUTABLE DEBT" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

         "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "BENEFICIALLY OWNS" and "BENEFICIALLY OWNED" have a corresponding meaning.

         "BOARD OF DIRECTORS" means:

                  (1) with respect to a corporation, the board of directors of the corporation or any committee of such board authorized to act on its behalf;

                  (2) with respect to a partnership, the board of directors of the general partner of the partnership or any committee of such board authorized to act on its behalf; and

                  (3) with respect to any other Person, the board or committee of such Person serving a similar function.

         "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "CAPITAL STOCK" means:

                  (1)      in the case of a corporation, corporate stock;

                  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

                  (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

                  (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "CASH EQUIVALENTS" means:

                  (1)      United States dollars;

                  (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

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                  (3)      (i) demand deposits, (ii) certificates of deposit and
         eurodollar time deposits with maturities of one year or less from the date of acquisition, (iii) bankers' acceptances with maturities not exceeding 365 days and (iv) overnight bank deposits and other similar types of investments routinely offered by commercial banks, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank or trust company having capital and surplus in excess of $100.0 million;

                  (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
         (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

                  (5) commercial paper rated at least P-2 by Moody's or A-2 by S&P and in each case maturing within 270 days after the date of acquisition;

                  (6) short-term tax exempt securities, including municipal notes, commercial paper, auction rate floaters, and floating rate notes rated either P-1 by Moody's or A-1 by S&P and maturing within 270 days of acquisition;

                  (7) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Moody's or A by S&P ;

                  (8) money market funds the assets of which constitute primarily Cash Equivalents of the kinds described in clauses (1) through (7) of this definition; and

                  (9) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (3) above; provided that all such deposits are made in the ordinary course of business, do not remain on deposit for more than 30 consecutive days and do not exceed $10.0 million in the aggregate at any one time.

         "CHANGE OF CONTROL" means the occurrence of any of the following:

                  (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange
         Act);

                  (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

                  (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

                  (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

                  (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

         "CONSOLIDATED CASH FLOW" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

                  (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

                  (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

                  (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Related Interest Rate or Currency Hedges), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

                  (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash items were deducted in computing such Consolidated Net Income; plus

                  (5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

                  (6) all losses incurred as a result of EM&T Portfolio Disposition Transactions, to the extent such losses were deducted in computing such Consolidated Net Income, minus

                  (7) all gains as a result of EM&T Portfolio Disposition Transactions, to the extent such gains were included in computing such Consolidated Net Income; plus

                  (8) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense to the extent such gains or losses were added or deducted in computing such Consolidated Net Income; minus

                  (9) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined (where applicable) in accordance with GAAP.

         "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

                  (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

                  (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

                  (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

                  (4) the cumulative effect of a change in accounting principles will be excluded.

         "CONSOLIDATED NET TANGIBLE ASSETS" means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person's most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (i) all current liabilities reflected in such balance sheet, and (ii) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

         "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who:

                  (1) was a member of such Board of Directors on the date hereof; or

                  (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "CREDIT AGREEMENT" means the Credit Agreement dated June 6, 2003 by and among the Company, Northwest Pipeline Corporation and Transcontinental Gas Pipe Line Corporation as Borrowers and the banks named therein as Banks, the "Issuing Banks", "Co-Lead Arrangers" and other parties referred to therein, and Citicorp USA, Inc., as Agent and Collateral Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

         "CREDIT FACILITIES" means, one or more debt facilities (including, without limitation, (1) the Credit Agreement, (2) the New RMT Loan, and (3) one or more Permitted Receivables Financings) or commercial paper facilities, in each case with banks or other institutional lenders, or pursuant to intercompany loan or advance arrangements between the Company as borrower, on the one hand, and one or more of its Subsidiaries, on the other (provided that in the case of such intercompany arrangements with the Company's Subsidiaries that such arrangements are on terms consistent with practices in existence on the date hereof) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 3.03 hereof.

         "EM&T PORTFOLIO DISPOSITION TRANSACTION" means the sale, buyout, liquidation or material restructuring, not in the ordinary course of business, of a tolling or full requirements structured transaction in existence on the date hereof, and associated Hedging Obligations; provided that in the good faith belief of an executive officer of the Company, such sale, buyout, liquidation or restructuring is consistent with the effort to reduce the risk profile and overall financial commitment of the Company's Energy Marketing & Trading business.

         "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "EQUITY OFFERING" means a primary issuance, after the date hereof, of Capital Stock (other than Disqualified Stock) of the Company either through an offering pursuant to an effective registration statement under the Securities Act (other than an issuance registered on Form S-4 or S-8 or any successor thereto) or pursuant to a private placement (but excluding in any event any issuance pursuant to an exemption from the registration requirements of the Securities Act or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the date hereof, until such amounts are repaid.

         "FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "CALCULATION DATE"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

         In addition, for purposes of calculating the Fixed Charge Coverage
Ratio:

                  (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business and Qualifying Expansion Projects) and including any related financing transactions (including any repayment of Indebtedness), during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred or (in the case of any Qualifying Expansion Projects) have been completed and in service on the first day of the four-quarter reference period, including any Consolidated Cash Flow (including interest income reasonably anticipated by such Person to be received from Cash or Cash Equivalents held by such Person or any of its Restricted Subsidiaries) and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer or chief accounting officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto) but in the case of Qualifying Expansion Projects, only to the extent of Qualifying Expansion Project Amounts;

                  (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

                  (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

         "FIXED CHARGES" means, with respect to any specified Person for any period, the sum, without duplication, of:

                  (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) in connection with a Permitted Receivables Financing, and net of the effect of all payments made or received pursuant to Related Interest Rate or Currency Hedges ; plus

                  (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

                  (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

                  (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, all as in effect from time to time.

         "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

         "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

                  (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

                  (2) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions designed to protect the person or entity entering into the agreement against fluctuations in interest rates or currency exchanges rates with respect to Indebtedness incurred and not for purposes of speculation;

                  (3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

                  (4) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

         "INDEBTEDNESS" means, with respect to any specified Person, any obligation of such Person, whether or not contingent:

                  (1)      in respect of borrowed money;

                  (2) evidenced by bonds (but not including performance or surety bonds), notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

                  (3)      in respect of banker's acceptances;

                  (4)      representing Capital Lease Obligations;

                  (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

                  (6) representing any Related Interest Rate or Currency Hedges, or

                  (7)      under Permitted Receivables Financings;

         if and to the extent any of the preceding items (other than letters of credit and Related Interest Rate or Currency Hedges and obligations in respect of Permitted Receivables Financings) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date will be:

                  (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

                  (2) in the case of any Permitted Receivables Financing, the net unrecovered principal amount of the accounts receivable sold thereunder at such date, or other similar amount representing the principal financing amount thereof;

                  (3) in the case of any Related Interest Rate or Currency Hedges, the net amount payable if such Related Interest Rate or Currency Hedges is terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off); and

                  (4) the principal amount of the Indebtedness in the case of any other Indebtedness.

         "INVESTMENT GRADE DATE" has the meaning set forth in Section 3.15 hereof.

         "INVESTMENT GRADE RATING" means a rating equal to or higher than Baa3 by Moody's (or its equivalent under any successor rating categories of Moody's) and BBB- by S&P (or its equivalent under any successor rating categories of S&P).

         "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees (other than Guarantees of Indebtedness of the Company or any of its Restricted Subsidiaries to the extent permitted by Section
3.04 hereof)), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding trade payables of the Company and its Subsidiaries arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in paragraph (c) of Section 3.03 hereof. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in paragraph (c) of Section 3.03 hereof.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

         "MAKE-WHOLE AMOUNT" with respect to a Note means an amount equal to the excess, if any, of (1) the present value of the remaining interest, premium and principal payments due on such Note (excluding any portion of such payments of interest accrued as of the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the outstanding principal amount of such Note. "TREASURY RATE" is defined as the yield to maturity (calculated on a semi-annual bond-equivalent basis) at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release
H.15 (519), which has become publicly available at least two Business

Days prior to the date of the related redemption notice given pursuant to
Section 12.2 of the Base Indenture or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining maturity of the Notes; provided that if the Make-Whole Average Life of such Note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such Note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. "MAKE-WHOLE AVERAGE LIFE" means the number of years (calculated to the nearest one-twelfth) between the date of redemption and the Stated Maturity of the Notes.

         "MAKE-WHOLE PRICE" means the sum of the Outstanding principal amount of the Notes to be redeemed plus the Make-Whole Amount of those Notes.

         "MATURITY DATE" means, with respect to any Note, the date on which any principal of such Note becomes due and payable, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

         "MOODY'S" means Moody's Investors Service, Inc. and its successors.

         "NET INCOME" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

                  (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

                  (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

         "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale (as reasonably estimated by the Company), in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "NEW RMT LOAN" means the Term Loan Agreement dated as of May 30, 2003 among Williams Production Holdings LLC, Williams Production RMT Company, as borrower, the "Lenders", "Arrangers", "Co-Syndication Agents" and "Documentation Agent" referred to therein, and Lehman Commercial Paper Inc., as Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and as the same may further be amended, modified, renewed, refunded, replaced or refinanced from time to time.

         "NON-RECOURSE DEBT" means Indebtedness:

                  (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

                  (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

                  (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

         "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "OIL AND GAS AGREEMENTS" means operating agreements, processing agreements, farm-out and farm-in agreements, development agreements, area of mutual interest agreements, contracts for the gathering and/or transportation of oil and natural gas, unitization agreements, pooling arrangements, joint bidding agreements, joint venture agreements, participation agreements, surface use agreements, service contracts, tax credit agreements, leases and subleases of oil and gas properties or other similar customary agreements; transactions, properties, interests or arrangements, howsoever designated, in each case made or entered into in the ordinary course of business as conducted by the Company and its Restricted Subsidiaries.

         "PERMITTED BUSINESS" means the lines of business conducted by the Company and its Restricted Subsidiaries on the date hereof and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee.

         "PERMITTED INVESTMENTS" means:

                  (1) any Investment in the Company or in a Restricted Subsidiary of the Company;

                  (2)      any Investment in Cash Equivalents;

                  (3) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

                           (a) such Person becomes a Restricted Subsidiary of the Company; or

                           (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

                  (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 3.08 hereof, or any non-cash consideration that was excluded from the definition of Asset Sale pursuant to clause
         (1) or (4) (for the sale or lease of equipment) pursuant to the second paragraph of such definition;

                  (5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

                  (6) any purchase or other acquisition of senior debt of the Company or any Restricted Subsidiary (other than Indebtedness that is subordinated to the Notes);

                  (7) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

                  (8) Hedging Obligations incurred in the ordinary course of business;

                  (9) Investments in a Securitization Subsidiary that are necessary or desirable to effect any Permitted Receivables Financing;

                  (10) Investments by the Company or any Restricted Subsidiary in the Discovery, Gulfstream, Aux Sable and Accroven joint ventures existing on the date hereof in an aggregate amount for each such joint venture (exclusive of equity Investments therein existing on the date hereof) not in excess of the Company's direct or indirect equity percentage interest of the total Indebtedness of such joint venture on the date hereof, together with, in the case of Gulfstream, such percentage interest of additional Indebtedness incurred in accordance with expansions thereof that have been publicly announced prior to the date hereof;

                  (11) Investments by the Company or any Restricted Subsidiary in joint ventures operating primarily in a Permitted Business in an amount which, together with the amount of all other Investments made after the date hereof in reliance on this clause (11), does not exceed 3% of Consolidated Net Tangible Assets;

                  (12) reclassification of any Investment initially made in the form of equity as a loan or advance, and reclassification of any Investment initially made in the form of a loan or advance as equity; provided in each case that the amount of such Investment is not increased thereby; and

                  (13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause that are at the time outstanding not to exceed $50 million.

         "PERMITTED LIENS" means:

                  (1) Liens of the Company and any Restricted Subsidiary securing any Credit Facility that was permitted by the terms of this Indenture to be incurred and all Obligations and Hedging Obligations relating to such Indebtedness (but excluding any Credit Facility with any Subsidiary or other Affiliate of the Company, as lender);

                  (2) Liens (i) in favor of the Company, or (ii) on property of a Restricted Subsidiary in favor of another Restricted Subsidiary;

                  (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company or any Restricted Subsidiary of the Company or renewals or replacement of such Liens in connection with the incurrence of Permitted Refinancing Indebtedness to refinance Indebtedness secured by such Liens; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

                  (4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company or renewals or replacement of such Liens in connection with the incurrence of Permitted Refinancing Indebtedness to refinance Indebtedness secured by such Liens; provided that such Liens were in existence prior to the contemplation of such acquisition;

                  (5) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

                  (6) Liens to secure Indebtedness (including Capital Lease Obligations) (x) permitted by clause (4) of the second paragraph of
         Section 3.04 hereof covering only the assets acquired with such Indebtedness or similar assets acquired in connection with the incurrence of such Permitted Refinancing Indebtedness or (y) permitted by clause (5) of such paragraph, to the extent that such Permitted Refinancing Indebtedness is in respect of Indebtedness initially incurred under clause (4) (whether or not subsequently incurred as Permitted Refinancing Indebtedness);

                  (7)      Liens existing on the date hereof;

                  (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

                  (9) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

                  (10) Liens on accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing;

                  (11)     Liens arising under Oil and Gas Agreements;

                  (12) any mortgage which is payable, both with respect to principal and interest, solely out of the proceeds of oil, gas, coal or other minerals or timber to be produced from the property subject thereto and to be sold or delivered by the Company or one of its Restricted Subsidiaries, including any interest of the character commonly referred to as a "production payment";

                  (13) any mortgage created or assumed by a Restricted Subsidiary on oil, gas, coal or other mineral or timber property, owned or leased by a Restricted Subsidiary to secure loans to such Subsidiary for the purposes of developing such properties, including any interest of the character commonly referred to as a "production payment"; provided, however, that neither the Company nor any other Subsidiary shall assume or guarantee such loans or otherwise be liable in respect thereto;

                  (14) Liens granted in cash collateral to support the issuance of letters of credit in an aggregate face amount not exceeding $30.0 million;

                  (15) Liens pursuant to master netting agreements entered into in the ordinary course of business in connection with Hedging Obligations; and

                  (16) Liens with respect to Indebtedness and other obligations that at the time of incurrence do not exceed in the aggregate for all such obligations under this clause (16) 15% of the Consolidated Net Tangible Assets of the Company.

         "PERMITTED RECEIVABLES FINANCING" means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Company or any Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries.

         "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

                  (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith) and any premiums paid on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

                  (2) if such Permitted Refinancing Indebtedness is issued on or after the first anniversary of the date hereof, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

                  (3) if such Permitted Refinancing Indebtedness is issued on or after the first anniversary of the date hereof, and the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes, as the case may be, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

                  (4) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

         "QUALIFYING EXPANSION PROJECT" means any capital expansion project that has increased or will increase the physical capacity of the pipeline system of the Company and its Restricted Subsidiaries; provided that such project has been completed and the assets are in service at, or the Company reasonably believes that the in-service date of the project will be within twelve months after, the Calculation Date.

         "QUALIFYING EXPANSION PROJECT AMOUNTS" means with respect to any calculation of pro forma amounts under the Fixed Charge Coverage Ratio additional revenues (if any) and related expenses for any Qualifying Expansion Project for the portion of the four-quarter period prior to the in-service date of such Qualifying Expansion Project (the "ESTIMATION PERIOD"); provided that revenues and related expenses anticipated from any Qualifying Expansion Project during any Estimation Period shall be included in such calculation only to the extent (1) of the portion of the capacity of such Qualifying Expansion Project that is committed under a long-term firm transportation contract on customary terms (as determined in good faith by the Company) with a counterparty that has an Investment Grade Rating of its long-term debt from at least one of S&P and Moody's and (2) the aggregate amount of Qualifying Expansion Project Amounts for all Qualifying Expansion Projects included in any such calculation does not exceed 25% of the aggregate revenues of the Company and its Restricted

Subsidiaries for such period, determined for this purpose on a pro forma basis but before inclusion of any Qualifying Expansion Project Amounts.

         "RATING AGENCY" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as evidenced by a resolution of the Company's Board of Directors), which shall be substituted for S&P or Moody's, or both, as the case may be.

         "RELATED INTEREST RATE OR CURRENCY HEDGE" means any Hedging Obligation entered into by the Company and/or any of its Restricted Subsidiaries of the type referred to in items (i) or (ii) of the definition thereof, and provided that such Hedging Obligation was entered into with respect to other Indebtedness of the Company and/or its Restricted Subsidiaries to protect against fluctuations in interest rates or currency exchange rates with respect to such other Indebtedness.

         "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

         "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "S&P" means Standard and Poor's, a division of The McGraw-Hill Companies, Inc., and its successors.

         "SALE AND LEASEBACK TRANSACTION" means any arrangement with any Person (other than the Company or a Subsidiary), or to which any such Person is a party, providing for the leasing, pursuant to a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, to the Company or a Restricted Subsidiary of any property or asset which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person (other than the Company or a Subsidiary), to which funds have been or are to be advanced by such Person.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIZATION SUBSIDIARY" means a Subsidiary of the Company

                  (1) that is designated a "Securitization Subsidiary" by the Company's Board of Directors,

                  (2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

                  (3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

                           (A) is Guaranteed by the Company or any Restricted
                  Subsidiary of the Company,

                           (B) is recourse to or obligates the Company or any
                  Restricted Subsidiary of the Company in any way, or

                           (C) subjects any property or asset of the Company or
                  any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and

                  (4) with respect to which neither the Company nor any Restricted Subsidiary of the Company (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve such its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

         "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

         "STATED MATURITY" means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "SUBSIDIARY" means, with respect to any specified Person:

                  (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

                  (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or

         (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

         "UNRESTRICTED SUBSIDIARY" means (1) any Securitization Subsidiary or
(2) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

                  (1)      has no Indebtedness other than Non-Recourse Debt;

                  (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

                  (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

                  (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by
Section 3.03 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 3.04 hereof, the Company will be in default thereunder. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.04 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

         "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

                  (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

                  (2) the then outstanding principal amount of such Indebtedness.

         Section 1.02. Rules of Construction. For all purposes of this Ninth Supplemental Indenture:

         (a) all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Ninth Supplemental Indenture;

         (b) the terms "herein", "hereof', "hereunder" and other words of similar import refer to this Ninth Supplemental Indenture; and

         (c) the terms "this Indenture" and "the Indenture" and other words of similar import refer to the Base Indenture as supplemented by this Ninth Supplemental Indenture.

                                    ARTICLE 2
                               THE SERIES OF NOTES

         Section 2.01. Title of the Securities. There shall be established hereby a series of Securities designated as the "8 5/8% Senior Notes due 2010."

         Section 2.02. Form And Dating. General. The Notes and the Trustee's certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of US$1,000 and integral multiples thereof.

         (b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Ninth Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Ninth

Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Ninth Supplemental Indenture, the provisions of this Ninth Supplemental Indenture shall govern and be controlling.

         (c) The Notes shall be issuable as Registered Securities and Registered Global Securities. The Company hereby designates The Depository Trust Company as the initial Depositary for the Notes. References to the "Depositary" herein shall refer to the Depositary designated in the foregoing sentence.

         Section 2.03. Aggregate Principal Amount. The aggregate principal amount of the Notes shall not initially exceed $800,000,000. The aggregate principal amount of Notes issuable hereunder may be increased and additional Notes may be issued up to the maximum aggregate principal amount authorized from time to time by the Board of Directors of the Company. Such additional Notes (i) shall have the same terms as the Notes initially issued hereunder, except for the issue date, issue price, initial Interest Payment Date and the initial interest accrual date, (ii) shall, together with the Notes initially issued hereunder, constitute a single series of Securities under the Indenture, (iii) shall not be issued if at the time of issuance an Event of Default with respect to the Notes shall have occurred and be continuing and (iv) may only be issued if permitted by Section 3.04 hereof.

         Section 2.04. Principal Payment Date. The Notes will mature and principal thereof will be due and payable, together with all accrued and unpaid interest thereon, on June 1, 2010.

         Section 2.05. Interest And Interest Dates. Interest on the Notes shall be payable semi-annually on June 1 and December 1 of each year, beginning (in the case of Notes initially issued hereunder) on December 1, 2003 (each, an "INTEREST PAYMENT DATE"); provided, however, that if an Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall be the next succeeding Business Day, and no additional interest shall be paid in respect of such intervening period. Interest will be paid to the Holders of record on the May 15 or November 15 immediately preceding the applicable Interest Payment Date. The interest rate borne by the Notes will be 8 5/8% per annum, until the Notes are paid in full.

         The amount of interest payable on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

         Section 2.06. Optional Redemption.

         (a) At any time and from time to time prior to June 1, 2007, the Company may, at its option, redeem all or a portion of the Notes at the Make-Whole Price plus accrued and unpaid interest to the redemption date. The Company shall determine the Make-Whole Price and deliver to the Trustee an

Officers' Certificate setting forth such price promptly after the determination thereof and prior to the time the redemption notice is to be given pursuant to
Section 12.2 of the Base Indenture. The Trustee shall have no responsibility for determining the Make-Whole Price.

         (b) At any time and from time to time on or after June 1, 2007, the Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date:

TWELVE MONTH PERIOD COMMENCING JUNE 1 IN YEAR          PERCENTAGE
---------------------------------------------          ----------
2007........................................            104.313%
2008........................................            102.156%
2009 and thereafter.........................            100.000%

         Any redemption pursuant to this Section 2.06 shall be made, to the extent applicable, pursuant to the provisions contained in Article Twelve of the Base Indenture.

         Section 2.07. Redemption with Proceeds of Public Equity Offering. At any time and from time to time prior to June 1, 2006, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds received by Company from any Equity Offering at a redemption price equal to 108.625% of the principal amount plus accrued and unpaid interest to the redemption date; provided that

         (a) in each case the redemption takes place not later than 120 days after the closing of the related Equity Offering, and

         (b) at least 65% of the aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries).

         (c) The Officers' Certificate required to be delivered to the Trustee by the Company by the fourth paragraph of Section 12.2 of the Base Indenture shall, in addition to the other matters required to be stated therein, state that the Company is entitled under this Section 2.07 to redeem the Notes.

         (d) Any redemption pursuant to this Section 2.07 shall be made, to the extent applicable, pursuant to the provisions of Article Twelve of the Base Indenture.

         Section 2.08. Change Of Control Offer. (a) A "CHANGE OF CONTROL OFFER" means an offer by the Company to purchase Notes as required by Section 3.07 hereof. A Change of Control Offer must be made by written offer (the "OFFER") sent to the Holders of the Notes. The Company shall notify the Trustee at least three Business Days (or such shorter period as is acceptable to the

Trustee) prior to sending the offer to such Holders of its obligation to make a Change of Control Offer, and the offer will be sent by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company.

         (b) The offer must include or state the following as to the terms of the Change of Control Offer:

                  (i) the provision of the Indenture pursuant to which the Change of Control Offer is being made;

                  (ii) the purchase price, including the portion thereof representing accrued interest;

                  (iii) a payment date (the "CHANGE OF CONTROL PAYMENT DATE") not less than 30 days or more than 60 days after the date the offer is mailed;

                  (iv) a description of the transaction or transactions constituting the Change of Control;

                  (v) a Holder may tender all or any portion of its Notes, subject to the requirement that any portion of a Note tendered must be in a multiple of $1,000 principal amount;

                  (vi) the place or places where Notes are to be surrendered for tender pursuant to the Change of Control Offer;

                  (vii) each Holder electing to tender a Note pursuant to the offer will be required to surrender such Note, with the form entitled "Option of Holder to Elect Purchase" attached to the Notes completed, at the place or places specified in the offer prior to the close of business on the Change of Control Payment Date (such Note being, if the Company or the Trustee so requires, duly endorsed or accompanied by a duly executed written instrument of transfer);

                  (viii) interest on any Note not tendered will continue to accrue;

                  (ix) on the Change of Control Payment Date the purchase price will become due and payable on each Note accepted for purchase, and interest on Notes purchased will cease to accrue on and after the Change of Control Payment Date;

                  (x) Holders are entitled to withdraw Notes tendered by giving notice, which must be received by the Company or the Trustee not later than the close of business on the Change of Control Payment Date, setting forth the name of the Holder, the principal amount of the tendered Notes, the certificate number of the tendered Notes (unless the Notes are represented by one or more Registered Global Securities) and a statement that the Holder is withdrawing all or a portion of the tender;

                  (xi) the Company will purchase all Notes validly tendered pursuant to such Change of Control Offer on the Change of Control Payment Date;

                  (xii) if any Note is purchased in part, new Notes equal in principal amount to the unpurchased portion of the Note will be issued; and

                  (xiii) if any Note contains a CUSIP or CINS number, no representation is being made as to the correctness of the CUSIP or CINS number either as printed on the Notes or as contained in the offer and that the Holder should rely only on the other identification numbers printed on the Notes.

         (c) Prior to the Change of Control Payment Date, the Company will accept tendered Notes for purchase as required by the Change of Control Offer and deliver to the Trustee all Notes so accepted together with an Officers' Certificate specifying which Notes have been accepted for purchase. On the Change of Control Payment Date the purchase price will become due and payable on each Note accepted for purchase, and interest on Notes purchased will cease to accrue on and after the Change of Control Payment Date. The Trustee or other paying agent with respect to the Notes will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly return to Holders any Notes not accepted for purchase and send to Holders new Notes equal in principal amount to any unpurchased portion of any Notes accepted for purchase in part, provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

         (d) On the Change of Control Payment Date, the Company will, to the extent lawful:

                  (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

                  (ii) deposit with the Trustee or other paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

                  (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

                  (e) The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control, and the above procedures will be deemed modified as necessary to permit such compliance.

         Section 2.09. Defeasance. Section 10.1 of the Base Indenture is hereby amended with respect to the Notes by adding at the end of subsection (B) thereof, the following new paragraphs "(f) the Company has delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others." and "(g) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit)."

         (a) Section 10.1 of the Base Indenture is hereby amended with respect to the Notes by (i) adding on the third line of paragraph (b) of subsection (C) thereof, the following words after the word Securities: "(other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit)" and (ii) adding at the end of subsection (C) thereof, the following new paragraph "(i) the Company has delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others."

         (b) The following covenants and Events of Default shall be subject to covenant defeasance under Section 10.1(C) of the Base Indenture in lieu of Sections 3.6 and 9.1 thereof: 2.08, 3.02 through 3.13, 3.14(a)(4), 3.15 and
4.02(a)(iii), (v) and (vi). All references in Section 10.1(C) to Section 5.1 of the Base Indenture shall be deemed a reference to Section 4.02(a) hereof and all references in Section 10.1(C) to Section 5.1(d) or (e) of the Base Indenture shall be deemed a reference to Section 4.02(a)(vii) or (viii) hereof.

                                    ARTICLE 3
                                    COVENANTS

         Section 3.01. Applicability Of Covenants. Section 3.6 and Section 9.1 of the Base Indenture will not be applicable to the Notes. Instead, the provisions of Sections 3.02 through 3.15 will apply to the Notes to the extent stated below.

         Section 3.02. Commission Reports; Financial Statements. (a) Whether or not required by the Commission, so long as any Notes are outstanding, the

Company will furnish to the Trustee, within 30 days after the time periods specified in the Commission's rules and regulations:

         (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations", and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

         (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

          (b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by paragraph (a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries excluding in all respects the Unrestricted Subsidiaries of the Company.

          (c) On request from the Trustee, the Company shall provide the Trustee with a sufficient number of copies of all reports and other documents and information that the Trustee may be required to deliver to Holders pursuant to the Indenture, if any are so required.

          (d) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

         Section 3.03. Limitation On Restricted Payments. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

         (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

         (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at the Stated Maturity thereof; or

         (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "RESTRICTED PAYMENTS"),

unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

         (1) The Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 3.04 hereof and

         (2) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date hereof (excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

              (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the first anniversary of the date hereof to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

              (B) 100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Permitted Business or assets used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) since the date hereof as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than

       Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

              (C) to the extent that any Restricted Investment that was made after the date hereof is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment, including, without limitation, repayment of principal of any Restricted Investment constituting a loan or advance (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

              (D) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date hereof, the lesser of (i) the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

         (b) Notwithstanding the foregoing, the preceding provisions of this Section 3.03 shall not prohibit:

         (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

         (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (2)(B) of the preceding paragraph;

         (3) the redemption, repurchase, retirement, defeasance or other acquisition of the 9-7/8% Cumulative Convertible Preferred Stock of the Company out of the net cash proceeds of the 5.50% Junior Subordinated Convertible Debentures issued by the Company on May 28, 2003; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (2)(B) of the preceding paragraph;

         (4) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

         (5) quarterly dividends paid pro rata on outstanding common stock of the Company in an amount of up to $0.02 per share, provided that (A) such per share amount shall be adjusted proportionally upon any reclassification, split, combination, special distribution of common stock to holders thereof or similar event such that (x) the per share amount multiplied by the number of such shares outstanding, in each case determined immediately before giving effect to such event is equal to (y) the per share amount multiplied by the number of such shares outstanding, in each case determined immediately after giving effect to such event and
     (B) in no event shall the aggregate quarterly amount payable pursuant to this clause exceed by 20% the aggregate quarterly amount that would be payable on all shares of common stock outstanding on the date hereof if a quarterly dividend payment of $0.02 per share were payable on the date hereof;

         (6) the payment of any distribution or dividend by a Restricted Subsidiary of the Company, on a pro rata basis to all holders or on a basis more favorable to the Company and its Restricted Subsidiary, to the holders of such Restricted Subsidiary's Equity Interests; and

         (7) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period and provided further that if the amount so paid in any calendar year is less than $5.0 million, such shortfall may be used to so repurchase, redeem, acquire or retire Equity Interests in either of the next two calendar years in addition to the $5.0 million that may otherwise be paid in each such calendar year;

         (8) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of Equity Interests of the Company; provided that the amount of any such net cash proceeds will be excluded from clause (2)(B) of the preceding paragraph; and

         (9) other Restricted Payments in an aggregate amount since the date hereof not to exceed $50.0 million.

         (c) The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this

Section 3.03 will be determined, in the case of amounts greater than $10.0 million but less than $75.0 million, by an officer of the Company and, in the case of $75.0 million or more, by the Board of Directors of the Company.

         Section 3.04. Limitation On Incurrence Of Indebtedness And Issuance Of Preferred Stock. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "INCUR") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or the Company may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

         (b) Paragraph (a) of this Section 3.04 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "PERMITTED DEBT"):

         (1) the incurrence by the Company or any Restricted Subsidiary of Indebtedness and letters of credit under any Credit Facilities to which the Company or any Restricted Subsidiary is a party in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the undrawn face amount thereof) not to exceed $1.3 billion;

         (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

         (3) the incurrence by the Company of Indebtedness represented by the Notes issued on the date hereof;

         (4) the incurrence by the Company and any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $50.0 million at any time outstanding;

         (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness), including Permitted Refinancing Indebtedness incurred to finance the purchase price of the replacement properties, that was permitted to be incurred under paragraph (a) of this Section 3.04 or clauses (2), (3), (4) or (5) of this paragraph (b);

         (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

         (7) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations;

         (8) the Guarantee by the Company of Indebtedness of any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 3.04;

         (9) Indebtedness in respect of bankers acceptances, letters of credit and performance or surety bonds issued for the account of the Company or any of its Restricted Subsidiaries in the ordinary course of business in amounts and for the purposes customary in the Company's industry, in each case only to the extent that such incurrence does not result in the incurrence of any obligation to repay any borrowed money;

         (10) Indebtedness arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets;

         (11) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of incurrence of Acquired Debt (the "RELEVANT FIXED CHARGE COVERAGE RATIO") determined immediately after giving effect to such incurrence and the related acquisition (including through a merger, consolidation or otherwise) is higher than the Relevant

     Fixed Charge Coverage Ratio determined immediately before giving effect to such incurrence and the related acquisition; and

         (12) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $250.0 million.

         (c) If any Non-Recourse Debt of an Unrestricted Subsidiary shall at any time cease to constitute Non-Recourse Debt or such Unrestricted Subsidiary shall be redesignated a Restricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary.

         (d)      For purposes of determining compliance with this Section 3.04:

         (1) in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) of paragraph (b) above, or is entitled to be incurred pursuant to paragraph (a) of this
     Section 3.04, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this Section 3.04;

         (2) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 3.04; provided, in each such case, that the amount thereof is included in the computation of Fixed Charges of the Company as accrued; and

         (3) for the purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

         Section 3.05. Limitation On Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless the Notes and all payments due under the Indenture with respect to the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien or, in the case of any obligation so secured that is expressly subordinated to the Notes, by a Lien prior to any Liens securing any and all obligations thereby secured for so long as any such obligations shall be so secured.

         Section 3.06. Limitation On Dividend And Other Payment Restrictions Affecting Subsidiaries. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

         (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

         (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

     (b) Notwithstanding the foregoing, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

         (1) agreements governing Existing Indebtedness and the Credit Facilities in effect on June 1, 2003 and other customary encumbrances and restrictions existing on or after the date hereof that are not more restrictive in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements on June 1, 2003 (provided that the application of such restrictions and encumbrances to additional Restricted Subsidiaries not subject thereto on June 1, 2003 shall not be deemed to make such restrictions and encumbrances more restrictive);

         (2) the Indenture and the Notes and other customary encumbrances and restrictions existing in indentures and notes after the date hereof that are not more restrictive, in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Indenture;

         (3) applicable law (including without limitation, rules, regulations and agreements with regulatory authorities);

         (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

         (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

         (6) Capital Lease Obligations, mortgage financings or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of paragraph (a) of this Section 3.06;

         (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

         (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive in any material respect, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

         (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 3.05 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

         (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements; provided that such restrictions apply only to the assets or property subject to such joint venture or similar agreement or to the assets or property being sold, as the case may be; and

         (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

         Section 3.07. Repurchase Of Notes Upon A Change Of Control. (a) Subject to paragraph (b) of this Section, not later than 30 days following a Change of Control, the Company will make a Change of Control Offer to purchase all outstanding Notes at a purchase price (the "CHANGE OF CONTROL PAYMENT") equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase; provided that the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the

Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

         (b) Prior to complying with any of the provisions of this Section, but in any event within 30 days following a Change of Control, if the Company is subject to any agreement evidencing Indebtedness (or commitments to extend Indebtedness) that prohibits prepayment or repurchase of the Notes pursuant to a Change of Control Offer, the Company will either repay all such outstanding Indebtedness of the Company (and terminate all commitments to extend such Indebtedness), or obtain the requisite consents, if any, under all agreements governing such Indebtedness or commitments to permit the repurchase of Notes required by paragraph (a) of this Section 3.07. The Company shall first comply with this paragraph (b) before it shall be required to make a Change of Control Offer or to repurchase Notes pursuant to paragraph (a). The Company's failure to comply with paragraph (b) may (with notice and lapse of time) constitute an Event of Default under Section 4.02 (a)(iv) but shall not constitute an Event of Default under Section 4.02(a)(iii).

         (c) The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         Section 3.08. Limit On Asset Sales. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

         (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

         (2) for any agreement to make an Asset Sale that is entered into after the date hereof, the fair market value is determined by (a) an executive officer of the Company if the value is more than $10 million but less than $75 million or (b) the Company's Board of Directors if the value is $75 million or more, as evidenced by a Board Resolution; and

         (3) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

             (a) any liabilities, as shown on the Company's or such Restricted Subsidiary's most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability;

             (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

             (c) property or assets received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Proceeds (or other cash in such amount) under clauses (2), (3) or (4) under paragraph (b) of this Section 3.08.

     (b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries may apply an amount of cash equal to the amount of such Net Proceeds at its option:

         (1) to repay or prepay senior Indebtedness of the Company or any Restricted Subsidiary;

         (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

         (3) to make a capital expenditure; or

         (4) to acquire other long-term assets that are used or useful in a Permitted Business.

    (c) Subject to paragraph (e) of this Section 3.08, to the extent that the Company and its Restricted Subsidiaries do not apply an amount of cash equal to the amount of such Net Proceeds of any Asset Sale during such period as provided in paragraph (b) of this Section 3.08, the amount not so applied (excluding Net Proceeds of any Asset Sale to the extent of the amount of acquisitions or capital expenditures described under clauses (2), (3) or (4) paragraph (b) of this Section 3.08 made during the 365 days preceding the receipt of such Net Proceeds (other than any portion of such amount that was funded with Net Proceeds of any other Asset Sale or that has been allocated to exclude Net Proceeds of any other Asset Sales under this Section 3.08)) will constitute "EXCESS PROCEEDS." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Section 3.08 with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess

Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by the Company to Notes and such other pari passu Indebtedness on a pro rata basis (based upon the respective principal amounts of the Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer) and the portion of each Note to be purchased will thereafter be determined by the Trustee on a pro rata basis among the Holders of such Notes with appropriate adjustments such that the Notes may only be purchased in integral multiples of $1,000. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     (d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.08, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations hereunder by virtue of such conflict.

     (e) Prior to making any Asset Sale Offer, but in any event within 30 days following the date on which such Asset Sale Offer would otherwise be required, if the Company is subject to any agreement evidencing Indebtedness (or commitments to extend Indebtedness) that prohibits prepayment or repurchase of the Notes pursuant to an Asset Sale Offer, the Company will either repay all such outstanding Indebtedness of the Company (and terminate all commitments to extend such Indebtedness) or obtain the requisite consents, if any, under all agreements governing such Indebtedness or commitments to permit the repurchase of Notes required by this Section 3.08. The Company shall first comply with this paragraph (e) before it shall be required to make an Asset Sale Offer or to repurchase Notes pursuant to this Section 3.08. The Company's failure to comply with this paragraph (e) may (with notice and lapse of time) constitute an Event of Default under Section 4.02(a)(iv) but shall not constitute an Event of Default under Section 4.02(a)(iii).

     (f) In the event that, pursuant to this Section 3.08, the Company is required to commence an Asset Sale Offer, it shall follow the procedures specified below.

         The Asset Sale Offer shall be made to all Holders of Notes and to all holders of other Indebtedness that is pari passu with the Notes to the extent set forth above in this Section 3.08. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the "OFFER PERIOD"). No later than three Business Days after the termination of the Offer Period (the "PURCHASE DATE"), the Company shall apply all Excess Proceeds (the "OFFER AMOUNT") to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable, as set forth above in this Section 3.08) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer.

         Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders of the Notes. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

                  (1) that the Asset Sale Offer is being made pursuant to this Section 3.08 and the length of time the Asset Sale Offer will remain open;

                  (2)      the Offer Amount, the purchase price and the Purchase
         Date;

                  (3) that any Note not tendered or accepted for payment will continue to accrue interest;

                  (4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

                  (5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

                  (6) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" attached to the Note completed, or transfer its interest in such Note by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a paying agent at the address specified in the notice at least three Business Days before the Purchase Date;

                  (7) that Holders will be entitled to withdraw their election if the Company, the depositary or the applicable paying agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

                  (8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by Holders exceeds the Offer Amount, the Company will select the Notes and other pari passu

         Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

                  (9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.08. The Company, the depositary or the applicable paying agent, as the case may be, shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

         Section 3.09. Limitation On Transactions With Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "AFFILIATE TRANSACTION"), unless:

         (1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

         (2) the Company delivers to the Trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, a resolution of the Company's Board of Directors set forth in an

         Officers' Certificate certifying that such Affiliate Transaction complies with this Section 3.09 and that such Affiliate Transaction has been approved by a majority of the disinterested members of such Board of Directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     (b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of paragraph (a):

         (1) any employment agreement on customary terms entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

         (2) transactions between or among the Company and/or its Restricted Subsidiaries;

         (3) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

         (4) payment of reasonable directors fees and provision to directors, officers and employees of customary indemnities and customary benefits pursuant to employee benefit plans and similar arrangements;

         (5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

         (6) (A) corporate sharing agreements among the Company and its subsidiaries with respect to tax sharing and general overhead and other administrative matters and (B) any other intercompany arrangements disclosed or described in the Company's report on Form 10-K for the fiscal year ended December 31, 2002 (including the exhibits thereto) or the prospectus relating to the offering of the Notes, all as in effect on the date hereof, and any amendment or replacement of any of the foregoing so long as such amendment or replacement agreement is not less advantageous to the Company in any material respect than the agreement so amended or replaced, as such agreement was in effect on the date hereof;

         (7) transactions entered into as part of a Permitted Receivables Financing; and

         (8) Restricted Payments that are permitted by the provisions of Section
     3.03 hereof.

         Section 3.10. Designation Of Restricted And Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the material businesses currently operated by Williams Production Holdings LLC or Williams Gas Pipeline Company LLC be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under any applicable provision of Section 3.03 or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

         Section 3.11. Limitation On Sale And Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any of its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if:

         (1) the Company could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in Section 3.04(a) hereof;

         (2) immediately after giving effect to such Sale and Leaseback Transaction, the aggregate outstanding Attributable Debt with respect to all Sale and Leaseback Transactions by the Company and its Restricted Subsidiaries does not exceed 10% of the Consolidated Net Tangible Assets of the Company; and

         (3) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of that Sale and Leaseback Transaction;

provided, however, that the foregoing clauses (1) and (2) shall no longer be applicable after any Investment Grade Date.

         Section 3.12. Business Activities. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

         Section 3.13. Payments For Consent. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

         Section 3.14. Limitation On Mergers, Consolidations And Sales Of Assets. (a) The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

         (1) either: (A) The Company is the surviving Person; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

         (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes by supplemental indenture in form satisfactory to the Trustee all the obligations of the Company under the Notes and the Indenture and delivers to the Trustee an Opinion of Counsel to the effect that the supplemental indenture has been duly authorized, executed and delivered by such Person and constitutes a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms (subject to customary exceptions);

         (3) immediately after such transaction no Default or Event of Default exists; and

         (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of Section 3.04 hereof, provided, however, that this clause (4) shall no longer be applicable from and after any Investment Grade Date.

         (b) Notwithstanding the foregoing, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

         (c) Clause (4) of paragraph (a) above will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

         Section 3.15. Covenant Termination. From and after the first date after the date hereof on which the Notes have an Investment Grade Rating from both Rating Agencies and no Default or Event of Default has occurred and is continuing with respect to the Notes (the "INVESTMENT GRADE DATE"), the Company and its Restricted Subsidiaries will no longer be subject to Sections 3.03, 3.04, 3.06, 3.08, 3.09 and 3.12 hereof. The Company shall give the Trustee prompt notice in an Officers' Certificate of the occurrence of the Investment Grade Date.

                                    ARTICLE 4
                                EVENTS OF DEFAULT

         Section 4.01. Applicability Of Events Of Default. Sections 5.1 and
5.10 of the Base Indenture will not be applicable to the Notes. Instead, the provisions of Section 4.02 to 4.04 will apply to extent specified therein. Any reference in the Base Indenture to Section 5.1 or 5.10 thereof shall be deemed for purposes of the Notes to be a reference to Section 4.02, 4.03 or 4.04, as applicable, of this Ninth Supplemental Indenture.

         Section 4.02. Events Of Default Defined. (a) Each of the following shall be an Event of Default with respect to the Notes.

                  (i) default for 30 days in the payment when due of interest on the Notes;

                  (ii) default in payment when due of the principal of, or premium, if any, on the Notes;

                  (iii) failure by the Company to purchase Notes tendered pursuant to an offer described under Sections 3.07 or 3.08 hereof in accordance with the terms thereof, or failure of the Company to comply with the provisions of Section 3.14 hereof;

                  (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice, from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes, to comply with any of the other agreements in the Indenture;

                  (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date hereof, if that default:

                           (A) is caused by a failure of the Company or any
                  Subsidiary of the Company to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "PAYMENT DEFAULT"); or

                           (B) results in the acceleration of such Indebtedness
                  prior to its express maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more;

                  (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $50 million, which judgments are not paid, discharged or stayed for a period of 60 days;

                  (vii) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company or any of its Significant Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company or any of its Significant Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Significant Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Significant Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) or of any substantial part of the property of the Company or any of its Significant Subsidiaries, or ordering the winding up or liquidation of the affairs of the Company or any of its Significant

     Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

                  (viii) the commencement by the Company or any of its Significant Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any of its Significant Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) or of any substantial part of the property of the Company or any of its Significant Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any of its Significant Subsidiaries (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) in furtherance of any such action.

                  (b) The Trustee shall not be deemed to have knowledge of a Default or Event of Default or of the identity of a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) unless a Responsible Officer assigned to the Corporate Trust Office of the Trustee has actual knowledge of such Default or Event of Default or of the identity of such Significant Subsidiary or the Trustee receives written notice at the Corporate Trust Office of the Trustee of such Default or Event of Default or of the identity of such Significant Subsidiary with specific reference to such Default or Event of Default or Significant Subsidiary and the Notes and this Indenture.

                  (c) When a Default is cured, or when an Event of Default is deemed cured pursuant to Section 4.04 hereof, such Default, or Event of Default, as the case may be, ceases.

                  (d) A Default under clause (iv) of this Section 4.02 will not be an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default and state that it is a "Notice of Default". Any such notice given by Holders shall also be given to the Trustee.

         Section 4.03. Acceleration. If an Event of Default (other than an
Event of Default specified in clause (vii) or (viii) of Section 4.02(a) hereof with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the then Outstanding Notes by notice to the Company and the Trustee, may declare the principal of and premium, if any, and accrued and unpaid interest, if any, on all then Outstanding Notes to be due and payable immediately. Upon any such declaration, the principal of, premium, if any, and accrued and unpaid interest, if any, on all then Outstanding Notes shall be due and payable immediately. If an Event of Default specified in clause (vii) or (viii) of Section 4.02(a) occurs with respect to the Company, the principal of and premium, if any, and accrued and unpaid interest, if any, on all Notes then Outstanding shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder.

         At any time after such a declaration of acceleration with respect to the Notes has been made and before a judgment for payment of the money due has been obtained by the Trustee as provided in Article Five of the Base Indenture, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

                  (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived, and

                  (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     No such rescission shall affect any subsequent Default or impair any right consequent thereon.

     If the maturity of the Notes is accelerated pursuant to this Section 4.03, 100% of the principal amount thereof shall become due and payable plus premium, if any, and accrued interest, if any, to the date of payment.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium (including, in the case of any such Event of Default prior to June 1, 2007, payment of the Make-Whole Price) that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 2.06 hereof, an equivalent premium (or, in the case of any such Event of Default prior to June 1, 2007, the relevant Make-Whole Amount that would apply at such time if the Notes were optionally redeemed at the Make-Whole Price) will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

         Section 4.04. Waiver Of Existing Defaults. Subject to Sections 5.7 and
8.2 of the Base Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences (including waivers obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes or a solicitation of consents in respect of the Notes), except (1) a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes or (2) a continuing default in respect of a provision that under
Section 8.2 of the Base Indenture cannot be amended without the consent of each Holder affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

         Section 4.05. Conflict with Base Indenture. Notwithstanding the foregoing, if any notice, direction, waiver, rescission or cancellation is given with respect to a Default or Event of Default that, under the terms of the Base Indenture, requires action by holders of a percentage of the outstanding principal amount of the Notes and one or more other series of Securities issued under the Base Indenture, voting together or otherwise as a single class, then such notice, direction, waiver, rescission or cancellation shall be effective only if effected with the requisite percentage of the outstanding principal amount of the Notes and any other such Securities, voting together or otherwise as a single class.

                                    ARTICLE 5
                               EXECUTION OF NOTES

         Section 5.01. Execution of Notes. The Notes shall be executed as follows:

         Notwithstanding Section 2.5 of the Base Indenture, the Notes shall be signed on behalf of the Company by its Chairman of the Board, its President, one of its Vice Presidents or its Treasurer, and its corporate seal may, but need not, be impressed, affixed, imprinted or otherwise reproduced thereon, and may, but need not, be attested. Such signatures may be the manual or facsimile signatures of the present or any future such officers. If any Note is executed under the Company's corporate seal, such seal may be in the form of a facsimile thereof. Typographical and other minor errors or defects in any such reproduction of the seal or any such signature shall not affect the validity or enforceability of any Note that has been duly authenticated and delivered by the Trustee.

         In case any officer of the Company who shall have signed any of the Notes shall cease to be such officer before the Note so signed shall be authenticated and delivered by the Trustee or disposed of by the Company, such Note nevertheless may be authenticated and delivered or disposed of as though the person who signed such Note had not ceased to be such officer of the Company; and any Note may be signed on behalf of the Company by such persons as, at the actual date of the execution of such Note, shall be the proper officers of the Company, although at the date of the execution and delivery of this Ninth Supplemental Indenture any such person was not such an officer.

                                    ARTICLE 6
                            MISCELLANEOUS PROVISIONS

         Section 6.01. Ratification. The Indenture, as supplemented and amended by this Ninth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

         Section 6.02. Counterparts. This Ninth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

         Section 6.03. Governing Law. THIS NINTH SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

         Section 6.04. No Recitals, etc. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Ninth Supplemental Indenture.

         Section 6.05. Paying Agent. The Trustee is hereby appointed paying agent for the Notes.

         Section 6.06. Liability Of Incorporators, Stockholders, etc. Section
11.1 of the Base Indenture will not be applicable to the Notes. Instead, the following provisions will apply: No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary, as such, will have any liability for any obligations of the Company under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each

Holder of the Notes by accepting a Note will be deemed to have waived and released all such liability. Such waiver and release are part of the consideration for issuance of the Notes.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

                                        THE WILLIAMS COMPANIES, INC.,

                                        By: /s/ James G. Ivey
                                            -----------------------------------
                                            Name:  James G. Ivey
                                            Title: Treasurer

                                        JPMORGAN CHASE BANK, as Trustee

                                        By: /s/ Joanne Adamis
                                            -----------------------------------
                                            Name:  Joanne Adamis
                                            Title: Vice President

                                                                       EXHIBIT A

         [Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

         [Unless and until it is exchanged in whole or in part for Securities in definitive registered form, this Security may not be transferred except as a whole by the Depositary to the nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.]

No. __

                                                   CUSIP: 969457 BQ2
                                                   $____________

                          THE WILLIAMS COMPANIES, INC.

                           8 5/8% Senior Note due 2010

         The Williams Companies, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), for value received, hereby promises to pay to _________ or registered assigns, the principal sum of ___________ Dollars ($__________) on June 1, 2010, at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semiannually on June 1 and December 1 of each year, commencing December 1, 2003, on said principal sum at said office or agency, in like coin or currency, at the rate per annum specified in the title of this Note, from the June 1 or December 1, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless the date hereof is a date to which interest has been paid or duly provided for, in which case from the date of this Note, or unless no interest has been paid on this Note or duly provided for, in which case from June 10, 2003, until payment of said principal sum has been made or duly provided for; provided, that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear on the Security register. Notwithstanding the foregoing, if the date hereof is after May 15 or November 15, as the case may be, and before the following June 1 or December 1, this Note shall bear interest from such June 1 or December 1; provided, that if the Company shall default in the payment of interest due on such June 1 or December 1, then this Note shall bear interest from the next preceding June 1 or December 1, to which interest has been paid or duly provided for or, if no interest has been paid on this Note or duly provided for, from June 10, 2003. The interest so payable on any June 1 or December 1, will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on May 15 or November 15 (whether or not a Business
Day), as the case may be, next preceding such June 1 or

December 1. Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place. This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been executed by the Trustee under the Indenture referred to on the reverse hereof by manual signature.

         IN WITNESS WHEREOF, The Williams Companies, Inc. has caused this instrument to be duly executed.

                                            THE WILLIAMS COMPANIES, INC.,

                                            By: ________________________________
                                                 Name:
                                                 Title:

                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

Dated:

         This is one of the Securities referred to in the within-mentioned Indenture.

                                            JPMORGAN CHASE BANK,
                                            as Trustee

                                            By: ______________________
                                                Authorized Officer

                                [REVERSE OF NOTE]

                          THE WILLIAMS COMPANIES, INC.
                           8 5/8% Senior Note due 2010

         This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the "Securities") of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of November 10, 1997, as supplemented (as supplemented, herein called the "Indenture"), duly executed and delivered by the Company to JPMorgan Chase Bank, as successor Trustee (herein called the "Trustee"), to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Note is one of a series designated as the 8 5/8% Senior Notes due 2010 (the "Notes") of the Company, initially limited in aggregate principal amount to $800,000,000. The Company may, from time to time, without the consent of the existing holders of the Notes, issue additional notes under the Indenture having the same terms as the Notes in all respects, except for issue date, issue price, initial interest accrual date and the initial Interest Payment Date. Any such additional notes will be consolidated with and form a single series with the Notes under the Indenture.

         At any time and from time to time prior to June 1, 2007, the Company may, at its option, redeem the Notes, in whole or in part, at the Make-Whole Price plus accrued and unpaid interest to the redemption date.

         "Make-Whole Amount" with respect to a Note means an amount equal to the excess, if any, of (1) the present value of the remaining interest, premium and principal payments due on such Note (excluding any portion of such payments of interest accrued as of the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the outstanding principal amount of such Note.

         "Make-Whole Average Life" means the number of years (calculated to the nearest one-twelfth) between the redemption date and the Stated Maturity of the Notes.

         "Make-Whole Price" means the sum of the Outstanding principal amount of the Notes to be redeemed plus the Make-Whole Amount for such Notes.

         "Treasury Rate" is defined as the yield to maturity (calculated on a semi-annual bond-equivalent basis) at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519), which has become publicly available at least two Business Days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining maturity of the Notes; provided that if the Make-Whole Average Life of such Note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such Note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

         At any time and from time to time on or after June 1, 2007, the Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to the percentage of their principal amount set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Commencing in Year                                   Percentage
------------------                                   ----------
2007                                                  104.313%

2008                                                  102.156%

2009 and thereafter                                   100.000%

         At any time and from time to time prior to June 1, 2006, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds received by the Company from any Equity Offering (as defined in the Indenture) at a redemption price equal to 108.625% of their principal amount plus accrued and unpaid interest to the redemption date; provided that (1) in each case the redemption takes place not later than 120 days after the closing of the related Equity Offering, and (2) at least 65% of the aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries).

         This Note may be the subject of a Change of Control Offer and/or an Asset Sale Offer, each as further described in the Indenture.

         If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then Outstanding principal of, premium, if any, and accrued interest on the Notes to the redemption date or the Maturity Date of the Notes, as the case may be, the Company may in certain circumstances specified in the Indenture be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under the Indenture.

         Periodic interest installments with respect to which the Interest Payment Date is on or prior to any Redemption Date will be payable to Holders of record at the close of business on the relevant record dates referred to herein, all as provided in the Indenture.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. On or after the redemption date, interest will cease to accrue on Notes or on the portions thereof called for redemption, as the case may be.

         In case an Event of Default with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

         The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of all series issued under the Indenture then Outstanding and affected, voting as one class, to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the Holders of the Securities of each series so affected; provided that the Company and the Trustee may not, without the consent of the Holder of each outstanding Security affected thereby, (i) extend the final maturity of the principal of any Security, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce the amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issues discount) or interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or impair the right to institute suit for the enforcement of any payment on any Security when due or (ii) reduce the aforesaid percentage in principal amount of Securities of any series issued under such Indenture, the consent of the Holders of which is required for any such modification. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any series, prior to any declaration accelerating the maturity of such Securities, the Holders of a majority in aggregate principal amount Outstanding of the Securities of such series (or, in the case of certain defaults or Events of Default, all or certain series of the Securities) may on behalf of the Holders of all the Securities of such series

(or, in the case of certain defaults or Events of Default, all or certain series of the Securities, as the case may be) waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default in the payment of the principal of or interest on any of the Securities. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor or on registration of transfer hereof, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

         No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

         The Notes are issuable in registered form without coupons in denominations of $1,000 and any multiple of $1,000 at the office or agency of the Company in the Borough of Manhattan, The City of New York, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations.

         Upon due presentment for registration of transfer of this Note at the office or agency of the Company in the Borough of Manhattan, The City of New York, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

         The Company, the Trustee and any authorized agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and none of the Company, the Trustee or any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary.

         No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary, as such, will have any liability for any obligations of the Company under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

         This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

         Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.

                       Option of Holder to Elect Purchase

         If you want to elect to have this Note purchased by the Company pursuant to Section 2.08 or 3.08 of the Ninth Supplemental Indenture to the Indenture, check the appropriate box below:

                     Section 2.08           Section 3.08

         If you want to elect to have only part of the Note purchased by the Company pursuant to Section 2.08 or Section 3.08 of the Ninth Supplemental Indenture to the Indenture, state the amount you elect to have purchased ($1,000 or an integral multiple thereof):

                               $__________________

Date: _______________

                                  Your Signature:_____________________
                                  (Sign exactly as your name appears on the face of this Note)

                                  Tax Identification No.: ______________________

Signature Guarantee*: _________________________

         * Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).